Exhibit 99.1

For Immediate Release

Contact: Barbara Caruso

714/328-3273, Barbara@c-squaredpr.com

The Habit Burger Grill Sets Sights on Chicago;

Inks 20-Store Franchise Deal for Illinois and Indiana Expansion

(Irvine, CA) Dec. 4, 2018 – Burger lovers in the greater Chicago area will soon get to experience the deliciousness of America’s best tasting burger when The Habit Burger Grill comes to town. Today, The Habit Burger Grill (Nasdaq:HABT) announces plans to expand to Illinois and Indiana in a 20-store franchise development agreement with Tremendous Brands Group, LLC. The first Habit Burger is expected to open in the first half of 2019.

The Bloomfield, MI-based Tremendous Brands will open Habit Burger locations in the Illinois counties of Cook, DuPage, McHenry, Kane, Kendall, Will, Lake and Gundy Counties, and in Lake County, Indiana.

“The Midwest is full of discerning burger lovers, and we know consumers will fall in love with The Habit Burger Grill,” said Myron G. Ball, Sr., President and Chief Operating Officer at Tremendous Brands. “We are excited to bring the quality and value of The Habit’s broad, made-to-order chargrilled menu to the Chicagoland area.”

“Chicago is a burger stronghold, and we are eager to see Tremendous Brands bring our style of chargrilled food and service to this area. Myron leads a team of experienced, committed operators who share his enthusiasm for The Habit brand. We are thrilled to team up with Tremendous Brands for a successful future in these communities,” said Russ Bendel, president and CEO of Habit Burger Grill.

Better burgers are just the beginning at The Habit where the menu also includes hand-cut salads, grilled sandwiches including line-caught, sushi grade ahi tuna, fresh chicken, and hand-filleted marinated grilled tri-tip, and sides including onion rings, sweet potato and French fries, and tempura green beans. Guests can choose from a variety of peppers, lemons, limes, and sauces at a complimentary condiment bar to customize the flavor of their meal.

The Habit is known for its award-winning Charburger which features 100% fresh, never frozen ground beef grilled over an open flame and topped with melted cheese, caramelized onions, pickles, fresh tomato, crisp lettuce, and mayo served on a toasted bun. Their restaurants have been serving the Best Tasting Burger in America exactly this way since the first Habit opened in 1969.

Connect with The Habit on social media at facebook.com/habitburger, instagram.com/habitburgergrill, twitter.com/habitburger and youtube.com/habittube.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade ahi tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 240 restaurants in 11 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Pennsylvania, Washington and Maryland as well as four international locations. More information is available at www.habitburger.com.

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